Exhibit 3.214

[Seal of the State of Nevada]	DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Limited-Liability Company Articles of Organization (PURSUANT TO NRS 86)	Office Use Only:

Important: Read attached instructions before completing form.

1. Name of Limited- Liability Company	HARRAH’S BOSSIER CITY MANAGEMENT COMPANY, LLC, a Nevada limited liability company
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	CSC Services of Nevada, Inc.
Name
	502 East John Street	Carson City ,	NEVADA 89706
	Physical Street Address	City	Zip Code
,
	Additional Mailing Address	City	State Zip Code
3. Dissolution Date: (OPTIONAL- instructions)	Latest date upon which the company is to dissolve (if existence is not perpetual): N/A (Perpetual)
4. Management (check one) Names Addresses of Manager(s) or Members: (attach additional pages as necessary)	Company shall be managed by ☒ Manager(s) OR ☐ Members
HARRAH’S OPERATING COMPANY, INC.
Name
	ONE HARRAH’S COURT,	LAS VEGAS ,	NEVADA 89119
	Street Address	City	State Zip Code

Name

	Street Address	City	State Zip Code

C

Name
	Street Address	City	State Zip Code
5. Other Matters: (see instructions)	Number of additional pages attached: 2
6. Names, Addresses and Signatures of Organizer(s): (attach additional pages if there are more than 2 organizers)	Paulette Farquhar Name	/s/ Paulette Farquhar Signature
	701 “B” Street, Suite 2100 Address	San Diego , City	CA 92101 State Zip Code
	Name	Signature
	Address	City	State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I, CSC Services of Nevada, Inc. CSC Services of Nevada, Inc.	hereby accept appointment as Resident Agent for the above named limited-liability company.
By: _____________________________
Authorized Signature of R.A. or On Behalf of R.A. Company Date 8-29-02

This form must be accompanied by appropriate fees. See attached fee schedule.

[Illegible]

Attachment 1

Limited Liability Company Articles of Organization of

HARRAH’S BOSSIER CITY MANAGEMENT COMPANY, LLC,

a Nevada Limited Liability Company

5. Other Matters

Any equity securities of this Company are held subject to the condition that the Company has the absolute right to redeem such securities by action of the member(s) of the Company, if, (A) in the judgment of the member(s) of the Company, any holder of the securities is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action otherwise should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or entitlement from any governmental agency held by the Company, any affiliate of the Company or any entity in which such Company or affiliate is an owner, which gaming license, franchise or entitlement is: (i) conditioned upon some or all of the holders of securities possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the Company or any such affiliate or other entity; or (B) the holder of any equity security of this Company fails to enforce the provisions of the last paragraph of this Attachment 1 against its direct owners or any parties Controlled by, Controlling, or under common Control with such holder; provided that no holder of any equity security of this Company whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ be required to enforce the provisions of the last paragraph of this Attachment 1. For purposes of this Attachment 1, “Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or to control a majority of the members of the governing board of such partnership representing any single partner, or otherwise to select, or have the power to remove and select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership shall mean the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof.

The terms of such redemption shall permit the Company to redeem the equity securities of a disqualified holder at a redemption price equal to the fair market value of such securities, excluding any dividends or other remuneration thereon from the date the Company receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule.

From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the Company selected for redemption (including any rights to vote or participate in any distributions of the Company), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

The holder of any equity security of this Company shall require that the articles of incorporation, charters, partnership agreements or other formative documents of each person or entity owning a direct interest in such holder or who are Controlled by, Control, or under common Control with such holder (other than a holder who has been exempted from a suitability determination by any gaming regulatory agency) shall incorporate the provisions of this Attachment 1 into their formative documents; provided that no holder of any equity security of this Company whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall be required to incorporate the provisions of this Attachment 1 into their formative documents.